January 2014 Pricing Sheet dated January 24, 2014 relating to Preliminary Terms No. 85 dated January 22, 2014 Registration Statement No. 333-177923 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Buffered PLUS Based on the Performance of a Basket of Three Indices and an Exchange-Traded Fund due July 28, 2016

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS — JANUARY 24, 2014
Issuer:	JPMorgan Chase & Co.
Basket:	Basket components	Bloomberg ticker symbol	Weighting
	EURO STOXX 50® Index (the “SX5E Index”)	SX5E	50%
	FTSETM 100 Index (the “UKX Index”)	UKX	25%
	TOPIX® Index (the “TPX Index”)	TPX	10%
	Shares of the iShares® MSCI Emerging Markets ETF (the “EEM ETF”)	EEM	15%
We refer to the SX5E Index, the UKX Index and the TPX Index as the underlying indices; shares of the EEM ETF as the ETF Shares; and the underlying indices and the ETF Shares collectively as the basket components. Because the SX5E Index makes up 50% of the basket, we expect that generally the market value of your Buffered PLUS and your payment at maturity will depend significantly on the performance of the SX5E Index.
Aggregate principal amount:	$3,006,000
Payment at maturity:	If the final basket value is greater than the initial basket value, for each $10 stated principal amount Buffered PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is equal to the initial basket value or is less than the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 10%, for each $10 stated principal amount Buffered PLUS,
$10
If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 10%, for each $10 stated principal amount Buffered PLUS,
($10 × basket performance factor) + $1.00
This amount will be less than the stated principal amount of $10 per Buffered PLUS. However, subject to the credit risk of JPMorgan Chase & Co., under no circumstances will the Buffered PLUS pay less than $1.00 per Buffered PLUS at maturity.
Leveraged upside payment:	$10 × leverage factor × basket percent increase
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The basket closing value on the valuation date
Leverage factor:	150%
Buffer amount:	10%
Basket performance factor:	final basket value / initial basket value
Maximum payment at maturity:	$12.20 (122.00% of the stated principal amount) per Buffered PLUS
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (see “Commissions and issue price” below)
Pricing date:	January 24, 2014
Original issue date (settlement date):	January 29, 2014
Valuation date:	July 25, 2016, subject to postponement in the event of certain market disruption events and as described under “Description of PLUS — Postponement of a Determination Date” in the accompanying product supplement no. MS-1-II
Maturity date:	July 28, 2016, subject to postponement in the event of certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-II
CUSIP / ISIN:	48127A211 / US48127A2116
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page
Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per Buffered PLUS	$10.00	$0.225	$9.775
Total	$3,006,000.00	$67,635.00	$2,938,365.00

(1)	See “Additional Information about the Buffered PLUS — Use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the Buffered PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions $0.225 per $10 stated principal amount Buffered PLUS it receives from us to Morgan Stanley Smith Barney LLC. See “Underwriting (Conflicts of Interest)” beginning on page PS-49 of the accompanying product supplement no. MS-1-II.

The estimated value of the Buffered PLUS on the pricing date as determined by JPMS was $9.659 per $10 stated principal amount Buffered PLUS. See “Additional Information about the Buffered PLUS — JPMS’s estimated value of the Buffered PLUS” in the accompanying preliminary terms for additional information.

The Buffered PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering, related product supplement no. MS-1-II, UNDERLYING SUPPLEMENT NO. 1-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Buffered PLUS”in the accompanying preliminary terms.

Preliminary terms no. 85 dated January 22, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214000410/e57038fwp.htm

Product supplement no. MS-1-II dated February 6, 2013: http://www.sec.gov/Archives/edgar/data/19617/000095010313000899/crt_dp36035-424b2.pdf

Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

Buffered PLUS Based on the Performance of a Basket of Three Indices and an Exchange-Traded Fund due July 28, 2016

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Basket closing value:

The basket closing value on the valuation date will be calculated as follows:

100 × [1 + sum of (basket component return of each basket component × basket component weighting of each such basket component)]

Basket component return:	On the valuation date, the basket component return for each basket component is equal to the index return or share return, as applicable, for such basket component on the valuation date
Index return:	With respect to each underlying index: final index value – initial index value initial index value
Initial index value:	With respect to each Underlying Index, the index closing value of that underlying index on the pricing date which was 3,028.20 for the SX5E Index, 6,663.74 for the UKX Index and 1,264.60 for the TPX Index
Final index value:	With respect to each Underlying Index, the index closing value of that underlying index on the valuation date
Share return:	With respect to the ETF Shares: final share price – initial share price initial share price
Initial share price:	The closing price of one ETF Share on the pricing date, which was $38.24, ,divided by the adjustment factor
Final share price:	The closing price of one ETF Share on the valuation date
Adjustment factor:	Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of PLUS — Anti-Dilution Adjustments” in the accompanying product supplement no. MS-1-II.

January 2014	Page 2